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                                                                    Exhibit 11.1



                           Forstmann & Company, Inc.
                       Computation of Per Share Earnings



                                                            Fifty-Two
                                                           Weeks Ended
                                                          October 30, 1994
                                                          ----------------


Income applicable to common shareholders                     $ 3,339,000
                                                             ===========
Average common shares and common share
 equivalents outstanding:

     Average common shares outstanding                         5,592,022

     Add average common share equivalents -
       options to purchase common shares, net                     78,273
                                                             -----------

Average common shares and common share
 equivalents outstanding                                       5,670,295
                                                             ===========
Income per common share and common
 share equivalent                                                  $0.59
                                                             ===========



NOTE: The information provided in this exhibit is presented in accordance with Regulation S-K, Item 601(b)(11), while income per common share on the Company's statements of operations is presented in accordance with Accounting Priciples Board ("APB") Opinion No. 15. This information is not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 as dilution is less than 3%.